Exhibit 99.1

News Release

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Web Site: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Greg Dooley
330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear Reports Record Sales, Higher Earnings in Second Quarter
•	Tire business sales increase $183 million on richer product mix, despite lower volume

•	Segment operating income from tire businesses up 32%

•	Capital structure initiatives moving forward as planned
     AKRON, Ohio, July 26, 2007 — The Goodyear Tire & Rubber Company today reported record second quarter tire business sales of $4.9 billion, up 4 percent from last year offsetting softer conditions in several key markets with a richer product mix.
     The sales improvement reflects the strength of Goodyear’s new product engine as well as the performance of the company’s three emerging markets tire businesses, which increased sales 15 percent over 2006. Each of these three businesses achieved record quarterly sales.
     This growth, along with currency-driven sales gains in the European Union Tire business, offset a 3 percent decline in North American Tire sales, primarily due to the company’s exit from certain segments of the private label tire business along with softer original equipment and commercial replacement markets.
     “Our strong second quarter performance demonstrates successful execution against our strategies to improve our business and product mix as well as the early stage benefits of a lower cost structure,” said Robert J. Keegan, chairman and chief executive officer.
     “With the actions we have taken the past four and a half years, we have created strong platforms for growth going forward,” he said. “Likewise, our improving balance sheet gives us the flexibility to increase investments aimed at growing our core consumer and commercial tire businesses.”
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     Total segment operating income from continuing operations was $309 million, up 32 percent from the year-ago period, driven by significant improvement in North American Tire. All five of the company’s regional tire businesses achieved higher segment operating income compared to the second quarter of 2006, with three setting records. Improved pricing and product mix of approximately $155 million in the second quarter of 2007 more than offset increased raw material costs of approximately $55 million.
     Second quarter income from continuing operations was $29 million (14 cents per share) compared to a 2006 loss from continuing operations of $33 million (19 cents per share). All per share amounts are diluted.
     The 2007 quarter was also impacted by after-tax debt retirement expenses of $47 million (20 cents per share), rationalization and accelerated depreciation costs of $15 million (6 cents per share) and a tax benefit to correct deferred taxes in Colombia of $11 million (5 cents per share). The second quarter of 2006 included $63 million (36 cents per share) in after-tax rationalization and accelerated depreciation costs.
     Including discontinued operations, Goodyear had second quarter net income of $56 million (26 cents per share), compared to $2 million (1 cent per share) last year. All per share amounts are diluted.
     See the table at the end of this release for a list of significant items impacting continuing operations from the 2007 and 2006 quarters.
Business Segments
     Asia Pacific Tire, Latin American Tire, European Union Tire and Eastern Europe, Middle East and Africa Tire reported higher year-over-year sales, with each setting a second quarter record. Additionally, record sales for any quarter were achieved by Asia Pacific Tire, Latin American Tire and Eastern Europe, Middle East and Africa Tire.
     All five businesses had higher segment operating income compared to last year, with Asia Pacific Tire, Latin American Tire and Eastern Europe, Middle East and Africa Tire setting second quarter records. Segment operating income for Asia Pacific Tire was a record for any quarter.
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.
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North American Tire	Second Quarter		Six Months
(in millions)	2007	2006	2007	2006
Tire Units	20.8	23.3	40.1	46.9
Sales	$2,276	$2,340	$4,293	$4,579
Segment Operating Income	53	6	33	49
Segment Operating Margin	2.3%	0.3%	0.8%	1.1%
     North American Tire sales were down 3 percent compared to the 2006 period, primarily due to lower volume resulting from the company’s action to exit certain segments of the private label tire business as well as weak commercial and original equipment markets. This was partially offset by market share gains in higher-value branded tires, improved pricing and product mix and higher sales in chemical and other tire related businesses.
     Second quarter segment operating income increased 783 percent compared to the 2006 period due to improved pricing and product mix of $69 million that more than offset increased raw material costs of approximately $25 million.

European Union Tire	Second Quarter		Six Months
(in millions)	2007	2006	2007	2006
Tire Units	15.0	15.7	29.9	31.3
Sales	$1,323	$1,250	$2,597	$2,384
Segment Operating Income	62	58	137	130
Segment Operating Margin	4.7%	4.6%	5.3%	5.5%
     European Union Tire sales increased 6 percent over the 2006 period as a result of improved pricing and product mix and a favorable impact from currency translation of approximately $80 million, which more than offset lower volume.
     Segment operating income increased 7 percent compared to the 2006 quarter as pricing and product mix improvements of $34 million more than offset $6 million in higher raw material costs, as well as increased selling, administrative and general (SAG) expenses and lower unit volume.

Eastern Europe, Middle	Second Quarter		Six Months
East and Africa Tire
(in millions)	2007	2006	2007	2006
Tire Units	4.8	5.0	10.0	9.7
Sales	$436	$384	$850	$723
Segment Operating Income	63	59	127	102
Segment Operating Margin	14.4%	15.4%	14.9%	14.1%
     Eastern Europe, Middle East and Africa Tire sales were up 14 percent compared to the 2006 period. The increase resulted from improved pricing and product mix and a favorable impact from currency translation of approximately $14 million that more than offset lower unit volume.
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     Segment operating income improved 7 percent due to improved pricing and product mix of $27 million that more than offset $2 million in higher raw material costs. Higher manufacturing and SAG costs as well as lower volume also impacted the quarter.

Latin American Tire	Second Quarter		Six Months
(in millions)	2007	2006	2007	2006
Tire Units	5.4	5.0	10.7	10.4
Sales	$458	$387	$868	$784
Segment Operating Income	90	83	168	185
Segment Operating Margin	19.7%	21.4%	19.4%	23.6%
     Latin American Tire sales increased 18 percent from the second quarter of 2006 due to higher unit volume, improved pricing and product mix and a favorable impact from currency translation of approximately $23 million.
     Segment operating income increased 8 percent from 2006 due to higher unit volume and a favorable impact from currency translation of approximately $17 million, which offset higher manufacturing costs. Improved pricing and product mix of $6 million partially offset higher raw material costs of approximately $18 million.

Asia Pacific Tire	Second Quarter		Six Months
(in millions)	2007	2006	2007	2006
Tire Units	4.8	5.0	9.3	9.7
Sales	$428	$377	$812	$730
Segment Operating Income	41	28	70	50
Segment Operating Margin	9.6%	7.4%	8.6%	6.8%
     Asia Pacific Tire sales were 14 percent higher than the 2006 period primarily due to improved pricing and product mix and a favorable impact from currency translation of approximately $37 million.
     Segment operating income increased 46 percent in the 2007 quarter, primarily due to improved pricing and product mix of $19 million, which more than offset raw material cost increases of approximately $4 million.
Conference Call
     Goodyear will hold an investor conference call at 10:30 a.m. today. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
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     Participating in the conference call with Keegan will be Richard J. Kramer, president, North American Tire and chief financial officer, and Darren R. Wells, senior vice president, finance and strategy.
     Shareholders, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 10:25 a.m. A taped replay of the conference call will be available at 3 p.m. by calling (706) 634-4556. The call replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 75,000 people worldwide. For more information about Goodyear go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved under the company’s master labor contract with the United Steelworkers (USW) and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of the Voluntary Employees’ Beneficiary Association (VEBA) to provide healthcare benefits for current and future USW retirees; the company’s ability to execute its capital structure improvement plan, including completing the sale of its Engineered Products business; potential adverse consequences of litigation involving the company; pension plan funding obligations; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2007	2006	2007	2006

NET SALES	$4,921	$4,738	$9,420	$9,200

Cost of Goods Sold	3,967	3,952	7,708	7,560
Selling, Administrative and General Expense	692	630	1,355	1,245
Rationalizations	7	35	22	73
Interest Expense	120	103	245	205
Other (Income) and Expense	39	(7)	19	(34)
Minority Interest in Net Income of Subsidiaries	16	11	38	23

Income from Continuing Operations before Income Taxes	80	14	33	128
United States and Foreign Taxes	51	47	114	115

Income (Loss) from Continuing Operations	29	(33)	(81)	13

Discontinued Operations	27	35	(37)	63

NET INCOME (LOSS)	$56	$2	$(118)	$76

Income (Loss) Per Share — Basic
Income (Loss) from Continuing Operations	$0.15	$(0.19)	$(0.43)	$0.07
Discontinued Operations	0.13	0.20	(0.20)	0.36

Net Income (Loss) Per Share — Basic	$0.28	$0.01	$(0.63)	$0.43

Weighted Average Shares Outstanding	196	177	188	177

Income (Loss) Per Share — Diluted
Income (Loss) from Continuing Operations	$0.14	$(0.19)	$(0.43)	$0.07
Discontinued Operations	0.12	0.20	(0.20)	0.36

Net Income (Loss) Per Share — Diluted	$0.26	$0.01	$(0.63)	$0.43

Weighted Average Shares Outstanding	231	177	188	177
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets
(unaudited)

(In millions)	June 30, 2007	Dec. 31, 2006

Assets:
Current Assets:
Cash and Cash Equivalents	$2,328	$3,862
Restricted Cash	191	214
Accounts and Notes Receivable, less Allowance — $96 ($98 in 2006)	3,372	2,800
Inventories:
Raw Materials	550	663
Work in Process	146	135
Finished Products	2,241	1,803

	2,937	2,601
Prepaid Expenses and Other Current Assets	299	289
Current Assets of Discontinued Operations	446	413

Total Current Assets	9,573	10,179
Goodwill	674	662
Intangible Assets	164	166
Deferred Income Tax	144	150
Other Assets and Deferred Pension Costs	457	453
Long Term Assets of Discontinued Operations	375	352
Properties and Plants,
less Accumulated Depreciation — $8,037 ($7,673 in 2006)	5,117	5,067

Total Assets	$16,504	$17,029

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,131	$1,945
Compensation and Benefits	926	883
Other Current Liabilities	730	811
Current Liabilities of Discontinued Operations	163	157
United States and Foreign Taxes	208	222
Notes Payable and Overdrafts	233	243
Long Term Debt and Capital Leases due within one year	182	405

Total Current Liabilities	4,573	4,666
Long Term Debt and Capital Leases	5,038	6,562
Compensation and Benefits	4,275	4,935
Long Term Liabilities of Discontinued Operations	48	47
Deferred and Other Noncurrent Income Taxes	283	320
Other Long Term Liabilities	373	380
Minority Equity in Subsidiaries	944	877

Total Liabilities	15,534	17,787

Commitments and Contingent Liabilities

Shareholders’ Equity (Deficit):
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares — 211 (178 in 2006) after deducting 11 treasury shares (18 in 2006)	211	178
Capital Surplus	2,334	1,427
Retained Earnings	882	968
Accumulated Other Comprehensive Loss	(2,457)	(3,331)

Total Shareholders’ Equity (Deficit)	970	(758)

Total Liabilities and Shareholders’ Equity (Deficit)	$16,504	$17,029

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business unit’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table
(In millions)

	Quarter Ended
	June 30
	(unaudited)
	2007	2006
Total Segment Operating Income	309	234
Rationalizations and asset sales	3	(35)
Accelerated depreciation	(8)	(45)
Interest expense	(120)	(103)
Foreign currency exchange	(12)	4
Minority interest in net income of subsidiaries	(16)	(11)
Financing fees	(56)	(10)
General and product liability, discontinued products	(4)	(4)
Corporate incentive compensation plans	(26)	(16)
Interest income	26	15
Intercompany profit elimination	5	(9)
Retained net expenses of discontinued operations	(7)	(9)
Fire loss expense	(5)	—
Other	(9)	3

Income from continuing operations before income taxes	80	14
US and foreign taxes	51	47

Income (Loss) from continuing operations	29	(33)
Discontinued operations	27	35

Net Income	$56	$2

Net Debt Reconciliation Table
(In millions)

	June 30	Dec. 31
	2007	2006
Long Term Debt and Capital Leases	5,038	6,562
Notes Payable	233	243
Long Term Debt and Capital Leases Due Within One Year	182	405

Total Debt	5,453	7,210
Less: Cash and Cash Equivalents	$2,328	$3,862

Net Debt	$3,125	$3,348

Change in Net Debt	$223

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Second Quarter Significant Items (after tax) Impacting Continuing Operations
2007
•	Debt retirement expenses, $47 million (20 cents per share)

•	Rationalization and accelerated depreciation charges, $15 million (6 cents per share)

•	Costs related to fire at factory in Thailand, $4 million (2 cents per share)

•	Impact of USW strike due to lost sales, $5 million (2 cents per share)

•	Out of period tax benefit to correct deferred taxes in Colombia, $11 million (5 cents per share)

•	Gain on asset sales, $8 million (3 cents per share)
2006
•	Rationalization and accelerated depreciation charges, $63 million (36 cents per share)

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